Exhibit 99.1

Pauldine to Retire as President of DeVry University

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--November 26, 2013--DeVry University announced today that David J. Pauldine plans to retire as president of the University, which is a part of DeVry Education Group. Pauldine is expected to continue in his role until fall 2014 while the organization conducts an internal and external search for his successor.

“I have always been attracted to organizations that are committed to doing things the right way; organizations that focus on academic quality and provide students with a solid return on their educational investment,” said Pauldine. “That’s what DeVry University is all about and why I am proud to be a part of it. I want to thank my colleagues across the organization for their unwavering focus on our students.”

Pauldine has more than 35 years in private sector higher education. His career started at DeVry University where he held a variety of positions from 1979 to 1988. In 1989, he joined Education Management Corporation where he had a 16-year career, primarily in educational leadership positions. He was president of The Art Institutes system of schools from 2000 to 2005. Pauldine returned to DeVry University in 2005 and has been president since 2006.

“Dave Pauldine has focused his entire career on students and their success," said Richard Rodriguez, chairman of the board of trustees of DeVry University. “He will be leaving DeVry University stronger, and even more committed to empowering its students than ever before."

The search for a new president is being conducted by Russell Reynolds Associates. For more information, contact Constantine Alexandrakis at 312-993-0744 or constantine.alexandrakis@russellreynolds.com.

About DeVry University

Founded in 1931, DeVry University is one of the largest, private sector universities in North America. The university’s mission is to foster student learning through high-quality, career-oriented education integrating technology, business, science and the arts. With more than 90 locations, DeVry University delivers practitioner-oriented undergraduate and graduate degree programs onsite and online that meet the needs of a diverse and geographically dispersed student population. Home to five colleges of study, including Business & Management, Engineering & Information Sciences, Health Sciences, Liberal Arts & Sciences, and Media Arts & Technology, DeVry University’s outstanding faculty members work in the fields that they teach, providing students with real-world experiences that prepare them for high-growth careers.

DeVry University is institutionally accredited by The Higher Learning Commission, http://www.ncahlc.org/. DeVry University is based in Downers Grove, Ill. For more information about DeVry University, find us on Twitter @DeVryUniv, Facebook /DEVRYUNIVERSITY or visit http://newsroom.devry.edu/.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare, technology, accounting and finance. For more information, please call 630-353-3800 or visit www.devryeducationgroup.com.

CONTACT:
Media Contact:
DeVry University
Donna Shaults, (630) 353-9013
dshaults@devry.edu
or
Investor Contact:
DeVry Education Group
Joan Bates, (630) 353-3800
jbates@devrygroup.com